American Securities Completes Acquisition of 57%
of Blue Bird Corporation

New members of the Board of Directors announced

FORT VALLEY, GEORGIA - June 8, 2016 - Blue Bird Corporation (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today the closing of the second and final tranche of the acquisition by an affiliate of American Securities LLC from The Traxis Group B.V., an affiliate of Cerberus Capital Management, L.P., of a total of 12 million shares of Blue Bird common stock. This represents approximately 57% of Blue Bird’s outstanding shares of common stock. American Securities is now the controlling shareholder of Blue Bird.

As was announced in a press release dated May 27, 2016, the affiliate of American Securities agreed to purchase from The Traxis Group its entire equity stake in Blue Bird. The transaction was executed in two tranches. The first tranche closed on June 3, 2016 and included seven million shares at a price of $10.10 per share. The second tranche closed today and included five million shares at a price of $11.00 per share. The second tranche was contingent upon an amendment to Blue Bird’s credit agreement, which was successfully executed on June 6, 2016.

Each closing was subject to certain conditions precedent, including certain changes to the composition of the Board of Directors. Dev Kapadia and Dennis Donovan have resigned as Directors of Blue Bird. Chan Galbato has resigned as Chairman of Blue Bird, but will stay on as Director at the request of American Securities. Kevin Penn and Michael Sand were elected Directors. Mr. Penn will serve as a Class I Director with a term expiring in 2018. Mr. Sand will serve as a Class III Director with a term expiring in 2017.

“We are pleased that this closing went through so quickly.” said Phil Horlock, President and CEO of Blue Bird. “I would like to thank Dev Kapadia and Dennis Donovan for their years of service and significant contribution to Blue Bird as Board members. Dev has been a Board member since leading the acquisition of the business on behalf of Cerberus in 2006, and Dennis joined the Board in 2008. I would also like to welcome Kevin Penn and Michael Sand of American Securities to the Board. The leadership team at Blue Bird is looking forward to working with them.”

About American Securities

American Securities is a leading U.S. private equity firm with approximately $15 billion under management. Based in New York with an office in Shanghai, American Securities invests in market-leading North American companies with annual revenues generally ranging from $200 million to $2 billion and/or EBITDA of $50 million to $200 million. For more information, please visit http://www.american-securities.com.

About Cerberus Capital Management, L.P.

Cerberus is one of the world’s leading private investment firms. Founded in 1992, Cerberus has excelled at distressed investing since its inception and has built a highly regarded reputation for its focus on deep value.

Cerberus and its affiliates manage approximately $31 billion for many of the world’s most respected investors, including government and private sector pension and retirement funds, charitable foundations and university endowments, insurance companies, family offices, sovereign wealth funds and high net worth individuals. Cerberus directs its global investment strategies from its headquarters in New York City, and draws on the expertise of a network of advisory offices throughout the United States, Europe, and Asia.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•	Inherent limitations of internal controls impacting financial statements

•	Growth opportunities

•	Future profitability

•	Ability to expand market share

•	Customer demand for certain products

•	Economic conditions that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•	Labor or other constraints on the Company’s ability to maintain a competitive cost structure

•	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers

•	Lower or higher than anticipated market acceptance for our products

•	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact

For American Securities:
Caroline Harris-Gibson or Sam Reinhardt
Prosek Partners
(212) 279-3115 x222 / (212) 279-3115 x244
cgibson@prosek.com

For Cerberus Capital Management:
Caroline Langdale / Andrew Johnson
The Glover Park Group
(646) 495-2700
clangdale@gpg.com / ajohnson@gpg.com

For Blue Bird:
Jeff Merten
Investor Relations & New Business Development
Blue Bird Corporation
(478) 822-2496
Jeff.Merten@blue-bird.com
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